Exhibit 99.1

Chet Silvestri, CEO MoSys Sunnyvale, CA +1 (408) 731- 1800 chet@mosys.com	Beverly Twing Senior Account Manager Shelton Investor Relations +1 (972) 239-5119 x126 btwing@sheltongroup.com

Monolithic System Technology, Inc. Announces

Changes to Management Team

Sunnyvale, CA – November 15, 2005 – Monolithic System Technology, Inc. (MoSys), (NASDAQ: MOSY), the industry’s leading provider of high-density system-on-chip (SoC) embedded memory, today announced that effective today Mark Voll, the company’s vice president of finance and administration and chief financial officer, is leaving MoSys to pursue another career opportunity.  MoSys’ seasoned financial staff and executive team will assume Voll’s existing responsibilities until the company hires a new CFO.

Mark Voll commented, “I have truly enjoyed working at MoSys and continue to be a strong advocate of the company and its technology.  While this decision was difficult, I believe the change offers a personal opportunity to further expand my career and expertise. Over the past year, MoSys has made several positive changes, including the addition of new management and Board members, who I believe will be instrumental in leading MoSys to growth and profitability.”

Chet Silvestri, MoSys’ chief executive officer, stated, “Mark has been integral to the development and growth of MoSys during his cumulative five years at the company. As CFO, and interim CEO prior to my joining MoSys, he successfully guided MoSys through its most recent challenges while building a strong finance staff in order to maintain the necessary internal business controls and to implement the numerous regulatory controls mandated by the SEC.  We are currently conducting a search for a qualified candidate to fill the role of CFO.  In the interim, I will oversee the finance and accounting functions and will work with the existing finance staff to continue to meet the business and regulatory requirements.   We appreciate Mark’s significant contributions to MoSys and wish him well in his future endeavors.”

MoSys also announced that Hem Hingarh has joined the company as vice president of engineering and will report to Wingyu Leung, executive vice president and chief technical officer.  Hem brings over 30 years of executive management experience in engineering and product line management to MoSys. Prior to joining MoSys, Hem was vice president of engineering at Hellosoft, Inc., an IP licensor of embedded system software for convergence mobile platforms. Prior to Hellosoft, he was senior vice president of engineering at Silicon Access Networks, developers of 10GE/OC-192 networking router chip set and EDRAM technology. Hem was also senior director of engineering at Sun Microsystems, product line director at National Semiconductor, and was involved in many key technology developments at Fairchild Research Center. He earned his bachelor’s degree in Electrical Engineering from the BITS Pilani, India and a master’s degree in Electrical Engineering from the University of California at Berkeley.

“We remain focused on the growth and expansion of our business through the identification of leading talent for our sales organization and engineering staff, and we are pleased to have Hem join our team,” added Silvestri. “Hem will work with our engineering staff to help ensure timely availability of our extensive 1T-SRAM® product roadmap and will help share the management load so that Wingyu can devote additional time and resources to the  development of future product offerings that will broaden our technology portfolio and solve the high-density SoC memory challenges faced by our customers. Also as part of our expansion, last month we announced the hiring of Dhaval Ajmera as vice president of worldwide sales and business development, who has over 23 years of experience from AMD, National Semiconductor, Sun Microsystems and CEVA.”

Mr. Silvestri concluded, “I am enthusiastic about the market opportunities and growth potential of our company and believe our current organization and momentum will support further progress towards profitability and increased value for our stockholders.”

ABOUT MOSYS, INC.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys’ patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 98 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys’ website at http://www.mosys.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements about Monolithic System Technology, Inc., (“the Company”) including, without limitation, benefits and performance expected from use of the Company’s 1T-SRAM technology.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies, the timing and nature of customer requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products such as cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that the Company files from time to time with the Securities and Exchange Commission.  The Company undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

1T-SRAM® is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.